atec|group

                                                                  PRESS RELEASE

        o ATEC announces an agreement to acquire Interpharm, Inc., a generic drug manufacturer and one of the fastest growing private companies on Long Island, New York.

        o ATEC also announces agreement to sell computer operations to certain members of its current Management Team,


Commack, NY, November 26, 2002 - ATEC Group, Inc. (AMEX: TEC) today announced that it has entered into an agreement to acquire all the issued and outstanding shares of Interpharm, Inc., a manufacturer and distributor of generic pharmaceuticals based in Long Island, New York.

The transaction calls for ATEC Group to divest its current computer operations and to issue common and preferred stock in exchange for all of the outstanding capital stock of Interpharm. As a result, upon the consummation of the exchange, Interpharm shareholders will have a 49% voting equity interest in ATEC Group. The preferred stock may be convertible into common stock of ATEC Group upon the occurrence of certain triggering events.

ATEC Group also announced that it has entered into an asset purchase agreement pursuant to which certain of its management will acquire the computer operations and assume substantially all of the liabilities of ATEC. This management buy-out will include both cash and notes payable to ATEC Group. Surinder Rametra, ATEC Group's Chairman, is not a participant of the management buy-out.

Mr. Rametra stated, "this acquisition provides ATEC with a wonderful opportunity for value, growth and a new vision".

Interpharm, Inc. is a progressive pharmaceutical manufacturer dedicated to providing consistent, high quality generic prescription and over the counter products at competitive prices under its own label and private label.


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Interpharm is a growing market leader in sales of ibuprofen and it ranks among the largest ibuprofen producers in the United States. Over the past ten years Interpharm revenues have grown more than 755%. Between 2000 and 2001, Interpharm's revenues grew by approximately 50%, from approximately $12 million to approximately $18 million. All financial information relating to Interpharm contained herein are in the process of being audited and are subject to audit adjustments. Interpharm's past performance is not necessarily indicative of future results.

Interpharm, Inc. was also awarded a prestigious "Entrepreneurial Spirit " award this year as number 8 of the "25 Fastest-Growing " private companies on Long Island. The award ceremony, which was held on October 30, 2002, was sponsored by KPMG LLC, Hofstra University and Long Island Business News.

Dr. Maganlal Sutaria, the Chairman and CEO of Interpharm said "Interpharm has a proud history of growth and providing quality and reliable products at competitive prices and we look forward to continued growth as part of this public company."

Bob Sutaria, the President of Interpharm stated, "Interpharm has achieved unprecedented growth. Our manufacturing operations for both over the counter and prescription products continue to grow with ever increasing demand." Mr. Sutaria continued,"Our reputation as a quality private label manufacturer is well established. We are now on the move and poised for even greater success in Interpharm label drugs."

The acquisition of Interpharm and the management buy-out are each subject to a fairness opinion. Both transactions also are subject to shareholder approval, as well as other closing conditions. For further detail on the acquisition of Interpharm and the management buy-out see ATEC Group's 8-K filed with the Securities and Exchange Commission on November 26, 2002.

About Interpharm:

Based in Hauppauge, New York, Interpharm, Inc., is in the business of developing, manufacturing, and distributing generic drugs in the United States. Interpharm currently markets 20 products, representing various dosage strengths for 11 distinct drugs that are manufactured by it. Interpharm markets its products primarily to wholesalers and drug distributors principally through its internal sales staff as well as independent sales representatives.

About ATEC:

Based in Commack, New York, ATEC Group, Inc., is a system integrator and provider of a full line of information technology solutions and services. Its Technology Integration Services "TIS" division is a one-stop provider for the

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computer needs of enterprise customers including businesses, government agencies and educational institutions. The Global Distribution "GD" division is a B2B division that offers a unique combination of price and delivery to other resellers, retailers and enterprise customers. For more information, visit www.atecgroup.com.

Forward-looking Statements

Statements made in this news release, may contain forward-looking statements concerning ATEC Group's and Interpharm's business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond their control. Other risks inherent in ATEC Group's business are described in its Securities and Exchange Commission filings, including its most recently filed Forms 10K and 10Q. ATEC Group and Interpharm undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.


CONTACT:   Jim Charles, CFO, ext: 139 or
           Surinder Rametra, ext: 110 at
           (631) 543-2800